FOR IMMEDIATE RELEASE
                                                              November 12, 1999


                         POINT WEST CAPITAL CORPORATION
                         ANNOUNCES THIRD QUARTER RESULTS
                             AND FINANCIAL CONDITION



         SAN FRANCISCO-(November 12, 1999) Point West Capital Corporation (Nasdaq Symbol: PWCC) today reported the following:
(Dollars in thousands, except per share amounts)



                                           Three Months Ended                      Nine Months Ended

                                              September 30,                           September 30,

                                             1999                 1998                1999                1998
                                         ------------------- -------------------- ------------------- -------------------




    Net income (loss)                    $   4,163           $  (1,884)           $   5,421           $ (2,049)
                                         ------------------- -------------------- ------------------- -------------------
    Comprehensive income
       -- net unrealized
       investment gains
       (losses)                          $ (11,763)          $  (2,327)           $    3,398          $  $ (2,407)
                                         ------------------- -------------------- ------------------- -------------------
   Total comprehensive
       income (loss)                     $  (7,600)          $  (4,211)           $    8,819          $ (4,456)
                                         ------------------- -------------------- ------------------- -------------------
   Basic earnings
       (loss) per share                  $ 1.24 (1)          $ (0.58)(2)          $  1.63(3)          $(0.63)(2)
                                         ------------------- -------------------- ------------------- -------------------
   Diluted earnings
       (loss) per share                  $ 1.17 (4)          $ (0.58)(2)          $  1.49(5)          $(0.63)(2)
                                         ------------------- -------------------- ------------------- -------------------



(1)    Based on 3,350,624 weighted-average shares of common stock outstanding.
(2)    Based on 3,253,324 weighted-average shares of common stock outstanding.
(3)    Based on 3,321,888 weighted-average shares of common stock outstanding.
(4)    Based on 3,549,536 weighted-average shares of common stock outstanding.
(5)    Based on 3,648,029 weighted-average shares of common stock outstanding.



         The increase in net income is primarily  attributable  to gains on sale of certain investments.  Comprehensive income -- net unrealized investment gains

(losses)  increased in the first nine months of 1999  compared to the first nine months of 1998  primarily as a result of the  recharacterization  of investments

(including  shares held in FlashNet  Communications,  Inc.) from  non-marketable securities to marketable
securities.  The decrease in comprehensive  income -- net unrealized  investment gains  (losses) in the third  quarter of 1999  compared to the third  quarter of

1998  primarily  reflects  the  decrease  in the  market  value of the  FlashNet securities  between June 30, 1999 and  September 30, 1999 and the sale of shares of FlashNet  securities in September 1999. Actual gains or losses are recognized in net income  (loss) only upon sale of marketable  securities.  For the reasons described in the Company's  Form 10-Q for the quarter ended  September 30, 1999,

the  Company's  results  of  operations  for the  three  and nine  months  ended

September  30,  1999 are not  comparable  to those for the three and nine months ended September 30, 1998.

                  The Company also reported  that, at September 30, 1999,  Point

West Ventures had one loan  outstanding in the principal  amount of $614,000 and the Company had  non-marketable  securities carried at an aggregate cost of $4.7 million and investment securities --  available-for-sale  carried at fair market value in the aggregate amount of $10.8 million.  In addition,  Allegiance had 17 loans  outstanding  at September 30, 1999 in the aggregate  principal  amount of

$29.4 million, all of which bear interest at a fixed rate.

         During the third quarter of 1999,  Allegiance and its lenders  extended the  secured  financing  arrangement  in place  since  August  1998.  During the quarter, Allegiance repaid $24.9 million of outstanding revolving debt under the facility  through  the  issuance  of term debt under the  facility.  The lenders further  agreed to  continue  to  provide  revolving  debt,  subject  to certain limitations,  through  April 15, 2000, on terms  substantially  similar to those under the original revolving  certificates issued under the financing,  but with an increased weighted average spread of approximately 0.05% and up to $30 million of additional term financing, subject to certain limitations, through

April 15, 2000, on terms substantially  similar to those under the original term certificates issued under the financing, but with an increased  weighted-average spread of approximately 0.5%.

         Finally, the Company reported that the plaintiffs and defendants in the pending federal and state alleged class action lawsuits against the Company have memorialized their previously  disclosed  settlement in the form of a memorandum of  understanding.  The  settlement is subject to  negotiation  and execution of further  documentation  and court  approval.  No  assurance  can be given that a definitive  settlement  agreement  will be  reached,  or,  if  reached,  will be approved by the Court.  In the event a settlement is not  effected,  the Company and each of the defendants intend to continue to defend the actions vigorously.

         The following is summary balance sheet  information as of September 30,

1999:

         Cash and cash equivalents.................................$8,957,720

         Restricted cash (1).......................................$1,688,191

         Investment securities

                  Held-to-maturity.................................$4,479,856

                  Available-for-sale..............................$10,795,110

         Loans receivable, net of unearned income of

             $479,073 and net of an allowance for loan

             losses of $135,000 ..................................$29,110,446

         Purchased life insurance policies........................$31,861,707

         Non-marketable securities................................ $4,665,126

         Total assets.............................................$95,079,121

         Accrued litigation settlement............................ $3,150,000

         Term certificates........................................$24,635,000

         Long term notes payable..................................$38,528,914

         Debentures................................................$3,000,000

         Deferred income taxes.......................................$739,005

         Total liabilities........................................$71,102,784

         Accumulated comprehensive income --

              net unrealized investment gains......................$3,209,176

         Retained deficit........................................$(6,226,201)

         Total stockholders' equity...............................$23,976,337



(1) $1.4 million of restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding Corp. I, to secure the repayment of long term notes payable.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
           Alan B. Perper, 415/394-9467